Greatbatch

December 14, 2015 Joseph Flanagan
8 Blades Road
Westford, MA 01886
Dear Joe:

I am very pleased to confirm our offer of employment to you for the position of Senior Vice President, Quality & Regulatory for Greatbatch, Inc. reporting directly to me. In this role, you will be a member of the Company's Executive Leadership Team. The other members of the Executive Leadership Team look forward to your acceptance of this offer and to a productive and successful working relationship. The "Effective Date of this agreement will be December 14, 2015.

Employment Duties

You agree to perform your duties and discharge your responsibilities in a faithful manner to the best of your ability. You agree to devote your full business time and attention to the leadership and conduct of your function and the business to the best of your ability. You also agree that you will not accept other gainful employment or engage in any outside business concerns or activities without the consent of the Company.
Compensation

Through compensation, benefits and annual and long- term Incentive programs, Greatbatch provides its Executives with significant opportunities on a reward for performance basis. The objective of these programs is to recognize and reward individual and Company performance.

Base Salary: As of November 2, 2015, through December 30, 2016, your starting base salary will be
$295,000 per annum earned and payable bi-weekly at a rate of $11,346.15. The Company will, in good faith, review your performance and salary on an annual basis, and will consider appropriate increases in your salary based on your performance and the successful achievement of agreed upon objectives. Our performance year is consistent with the calendar year.

Incentive Awards: As a member of the Executive Leadership Team, you are directly awarded for your individual performance and impact on the Company's short and long term success. Beginning with 2016, you will be eligible to participate in the Greatbatch Growth Bonus Plan (G2B). The G2B plan provides a cash award reflecting your grade level and your contributions. Based on your level, your short term cash incentive will be 65% of base salary at target, with the opportunity for 125% at maximum. Short-term cash incentive payments are calculated on eligible earnings. Based on the performance results achieved, you earn 4% of the total payable bonus in 401(k)/GB Company Stock. The remainder of the earned bonus award will be payable in cash.

Also, beginning in 2016, you will be eligible to participate In the Company's Long Term Incentive Program. Under the Long Term Incentive (LTI) program, you have the opportunity for stock option and restricted stock unit grants at significant levels. It is intended to reward performance that drives Greatbatch in the achievement of its strategic and operating goals. The awards for G2B and LTI are calculated as a percentage of your base salary. The range for LTI is between 0% and 135%. Our 2011 Stock Incentive Plan documents are enclosed for your reference.

Sign-On Cash Bonus: We are pleased to provide you with a $112,000 total cash sign-on bonus to be paid at the next practicable date following your acceptance of this offer.

Sign-On Equity Grant: We also are pleased to provide you with equity grants having an aggregate value of $334,000 consisting of (a) $112,000 in shares of Restricted Stock that will vest in accordance with the terms of its grant in two equal installments on July 1, 2016 and December 30, 2016, and (b) $222,000 in Restricted Stock Units that will vest in accordance with the terms of its grant in three equal installments on the last day of each fiscal year beginning with fiscal year 2016.
Other Benefits

You will be entitled to participate in any health and medical benefit plans, profit sharing and retirement plans and any insurance policies or programs from time to time generally offered to the Executives of the Company. These plans, policies and programs are subject to change at the sole discretion of the Company. The current benefits include, but are not limited to, the following:
Life Insurance: The Company will provide, at its expense, term life insurance with a total face value of $1,000,000. The death beneficiary will be designated by you.

Disability: You will be eligible to participate in the Executive long term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).
Executive Physical Examination: Consistent with our interest in you maintaining your personal health, you will be eligible for the key management Physical Examination Program described in the enclosed policy.

Financial Planning Assistance: This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning. The policy is enclosed for your reference.

Director and Officer Liability and Fiduciary Insurance: You will be covered by the Company's Director and Officer Liability Insurance at the same level as other members of the Executive Leadership Team. In addition, you will be covered by the Company's fiduciary liability insurance for your service related to the employee benefit plans.

Reimbursement of Expenses

You will be reimbursed for expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related travel, hotel and meal expenses.

Change of Control
If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement to be entered into between you and the Company, the form of which is enclosed, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

Termination of Employment

If at any time, the Company terminates your employment for a reason other than Cause, you will be entitled to a payment of an amount equivalent to: (a) 12 months of base salary, as in effect on the date of termination; (b) the cash portion of the prior fiscal year's bonus award under the G2B program or similar program as in effect from time to time; and (c) the value of 12 months of premiums in the Company's group health plan (for you and your spouse and/or eligible dependents to the extent covered immediately prior to your termination) at the rate in effect as of your separation date ("Severance Pay"). As a condition of receipt of the Severance Pay, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of separation of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein.
The Severance Pay will be less applicable tax withholdings and will commence to be paid as soon as reasonably practicable following the 60th calendar day after the date of termination of your employment.

To the greatest extent possible, the Severance Pay will be treated as "separation pay" within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii) and shall be paid in one lump sum, and any remaining portion of the Severance Pay shall be paid in equal installments over twelve (12) months.

In addition, and notwithstanding any other provision in this agreement, if it is determined that you are a Specified Employee and that any amount, fringe benefit or reimbursement payable under this agreement (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a "separation from service” within the meaning of Code Section 409A, those amounts, fringe benefits or reimbursements will not be paid prior to the date that is six months after the date of separation from service (or, if earlier, the date of the your death). Payment of any amount, fringe benefit or reimbursement to which you would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months after the date of separation from service. For purposes of this agreement, a "Specified Employee” is an employee who is determined to be a "specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31.

If your employment is terminated for Cause, or due to your death or disability, or to the extent you are entitled to benefits under the Change in Control Agreement, you will not be eligible for Severance Pay under this agreement

“Cause” for purposes of this Agreement, means a material breach of this agreement or the Inventions, Non Disclosure and Non-Solicitation Agreement, gross negligence or willful misconduct in the performance of your duties, dishonesty to the Company, or the commission of a felony that results in a conviction of law.
At-Will Employment

In accepting our offer of employment, you certify that you understand and accept that your employment will be on an at-will basis, and that except as expressly set forth herein neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.

Prior Agreements
This Agreement supersedes your Employment Agreement dated January 30, 2012 and all amendments thereto and you hereby forfeit any rights or entitlements that you may have had under such agreements and release and discharge the Company, its parents, subsidiaries and affiliates, of and from any cause of action, obligation, liability or other obligations to you under any such agreements.

Final Approval
This offer of employment is contingent on your signing the enclosed Inventions, Non-Disclosure and Non Solicitation Agreement

To confirm your acceptance of this offer, please sign this letter on the line below and return to Kristin Trecker, prior to January 8, 2016, via email at ktrecker@greatbatch.com.

Joe, I am looking forward to having you join Greatbatch as a member of the Executive Leadership Team

Sincerely,
/s/ Thomas J. Hook
Thomas J. Hook
President & Chief Executive Officer of Greatbatch Inc.

Understood, agreed and accepted

/s/ Joseph Flanagan	January 8, 2016
Joseph Flanagan	Date